Exhibit 99.1

Ref: PMX\zy

Please reply to:
20, Upper Ground London SE1 9PF Tel: 0207 921 4023 Fax: 0207 921 4723
STRICTLY CONFIDENTIAL

Mr R K Krishna Kumar
Vice Chairman
The Indian Hotels Company Limited
The Taj Mahal Palace & Tower
Apollo Bunder
Mumbai 400 001
India

December 10th, 2007

Dear Mr Kumar,

As President and CEO of Orient-Express Hotels Ltd., I wish to acknowledge your recent filing of Amendment No. 1 to Schedule 13D stating that you and your affiliates are the beneficial owners of 11.5% of Orient-Express’ Class A Common Shares.

As you are fully aware, we have previously advised you that Orient-Express has no interest in pursuing the proposals described in your letter of November 14, 2007.  We felt that our prior correspondence with you was sufficiently clear in communicating our position on this matter, but because you have again expressed an interest in a transaction with Orient-Express, we feel it is appropriate to outline some of the reasons why we do not wish to pursue your proposals.

We do not believe that there is a strategic fit between your predominantly domestic Indian hotel chain and our global portfolio of luxury hotels and unique travel experiences, and we do not wish to be involved in an attempt to improve the performance of your non-Indian properties.  We believe any association of our luxury brands and properties with your brands and properties would result in a reduction in the value of our brands and of our business and would likely lead to erosion in the RevPar premiums currently achieved by our properties.

Orient-Express Hotels Ltd. 22 Victoria Street, PO. Box HM1179, Hamilton Bermuda, HMEX
www.orient-express.com

Further, your approach to branding, whereby longstanding individual hotel brands are replaced with the “Taj” brand is contrary to our approach, whereby we develop and enhance individual hotel brands and ultimately extend these hotel brands to additional properties.  Accordingly, it remains the opinion of our Board of Directors that your proposal is inconsistent with our business strategy and is not in the best long-term interests of Orient-Express and its shareholders.

Very truly yours,

/s/ Paul M White

Paul M White
President & CEO
Orient-Express Hotels, Trains & Cruises

Cc	J B Hurlock
Chairman
Orient-Express Hotels

Orient-Express Hotels Ltd. 22 Victoria Street, PO. Box HM1179, Hamilton Bermuda, HMEX
www.orient-express.com